March 28, 2005

Mr. Francis M. Ciancarelli
2451 Magnolia Road
Vineland, NJ 08361-6679 USA

Dear Fran:

I am pleased to offer you the position of Vice President-Sales and Marketing for Dynasil Corporation. This position will have direct responsibility for Dynasil Sales/ Marketing as well as dotted line responsibility for Optometrics Sales/ Marketing.

The following outlines the details of compensation and benefits:

  1) Base salary of $80,000 per year which will be paid weekly.

  2) Annual incentive bonus with a target payout of 10% of base salary and a maximum payout of 15% of base salary. The payout goals would be mutually agreeable goals including sales, profitability, and potentially other key business goals. Goals would be set for each fiscal year prior to the start of the year with an annual payout within the quarter following the end of the fiscal year. For the 2005 fiscal year ending September 30, 2005, a payout of at least 10% would be guaranteed.

3) Standard Dynasil benefit package which includes medical insurance after a 90 day waiting period, short term disability, the purchase of Dynasil shares at 85% of market price, a small amount of life insurance, and other benefits.
4) Stock options to purchase 185,000 shares at the market price when this agreement is completed. The Board of Directors will evaluate the award of additional options on an annual basis.
5) Three weeks of vacation which will be prorated for the first year plus standard Dynasil holidays.
  6) A weekly car allowance of $112.50 per week as well as a company supplied cell phone and computer.

7) Participate in Quarterly Board of Directors meetings to provide a sales and marketing update.
A requirement for employment is signing an insider trading and confidentiality agreement. Employee further agrees that for a period of two (2) years subsequent to Dynasil employment, he shall not directly or indirectly cause or attempt to cause any existing customer of the Company to divert, terminate, limit, modify adversely or not enter into any business relationship with the Company.

If  you  are in agreement with the terms as outlined  above,
please sign where indicated and return the original.   I  am
looking forward to you joining Dynasil on a permanent basis.

Sincerely,





Craig T. Dunham         Agreed to:_/s/ F.M. Ciancarelli    Date:3/31/05
President and CEO       Francis M. Ciancarelli